UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A/A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Section 240.14a-12

iGo, Inc.
(Name of Registrant as Specified In Its Charter)

Charles R. Mollo; Jeffrey R. Harris
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Messrs. Charles R. Mollo and Jeffrey Harris hereby amend and restate in its entirety the Schedule 14A Soliciting Material filed pursuant to Section 14a of the Securities Exchange Act of 1934 as filed with the Securities and Exchange Commission on March 10, 2009.   This Amendment No. 1 does not reflect any events occurring after the filing of the original Schedule 14A Soliciting Material, and does not modify or update the disclosures therein in any way other than as required to reflect the amendments set forth below.

I.              Board Correspondence

On March 10, 2009, Charles R. Mollo, a stockholder, founder and former Chairman of the Board and Chief Executive Officer of iGo, Inc., formerly known as Mobility Electronics, Inc. (the “Issuer”), and Jeffrey Harris, a stockholder and former director of the Issuer, delivered a letter to the Issuer’s board of directors setting forth their dissatisfaction with the management and direction of the company (the “Mollo/Harris Letter”) The Mollo/Harris Letter is attached as an Exhibit to the press release set forth in Section II below.

In the Mollo/Harris letter, Messrs. Mollo and Harris set forth their proposals for the future operations of the Issuer and expressed their views that it would be in the best interests of the stockholders of the Issuer for the existing Chairman of the Board and the existing Chief Executive Officer to resign immediately and for Mr. Mollo and Mr. Harris, together with a third individual, upon approval of his current company’s board of directors, be appointed to the Board of Directors of the Issuer.  The third individual has not yet definitively agreed to serve on the Board of Directors.

During the course of conversations with other Stockholders, Messrs. Mollo and Harris have expressed, and may continue to express, the view that the best interests of the Stockholders would be served by the immediate resignation of the current Chairman of the Board of Directors and the current Chief Executive Officer of the Issuer, and the election of Mr. Mollo and Mr. Harris to the Board of Directors of the Issuer to fill vacancies thereon.  Also during certain of those conversations and meetings, Messrs. Mollo and Harris have encouraged, and may continue to encourage, other Stockholders to communicate to the Issuer their views regarding the direction of the Issuer.  In addition, Mr. Mollo and Mr. Harris intend to send certain stockholders a copy of the letter sent to the Board of Directors of the Issuer, and will communicate that letter pursuant to a cover sheet in the form attached as Exhibit 1 hereto.  Messrs. Mollo and Harris collectively are the beneficial owners of 1,466,316 shares of the Issuer’s common stock, which represents 4.57% of the Issuer’s outstanding common stock.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO ANY SOLICITATION OF PROXIES BY MR. MOLLO AND MR. HARRIS FROM THE STOCKHOLDERS, FOR USE AT ANY ANNUAL OR SPECIAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO STOCKHOLDERS OF THE ISSUER, AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

II.            Press Release

On March 10, 2009, Mr. Mollo and Mr. Harris issued the following:

PRESS RELEASE	CONTACT:	Charles R. Mollo or
FOR IMMEDIATE RELEASE		Jeffery Harris
EMAIL: molloharris@yahoo.com

FORMER IGO, INC. (Nasdaq: IGOI) DIRECTORS AND FOUNDER AND CEO SEND LETTER TO BOARD OF DIRECTORS EXPRESSING DISSATISFACTION WITH MANAGEMENT AND STRATEGIC DIRECTION

SCOTTSDALE, Arizona, March 10, 2009 - Charles R. Mollo, a stockholder, founder and former Chairman of the Board and Chief Executive Officer of iGo, Inc., (Nasdaq: IGOI) formerly known as Mobility Electronics, Inc. (the “Company”), and Jeffrey Harris, a stockholder and former director of the Company, announced today that they have delivered a letter to the Company’s board of directors setting forth their dissatisfaction with the management and direction of the Company (the “Mollo/Harris Letter”).  A copy of the Mollo/Harris Letter is attached to this press release.  In the Mollo/Harris letter, Messrs. Mollo and Harris set forth their proposals for the future operations of the Company and expressed their views that it would be in the best interests of the stockholders of the Company for the existing Chairman of the Board and the existing Chief Executive Officer to resign immediately and for Mr. Mollo and Mr. Harris, together with a third individual, upon approval of his current company’s board of directors, be appointed to the Board of Directors of the Company.

THIS PRESS RELEASE IS NOT A SOLICITATION OF OR REQUEST FOR PROXIES.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO ANY SOLICITATION OF PROXIES BY MR. MOLLO AND MR. HARRIS AND THEIR AFFILIATES FROM THE STOCKHOLDERS FOR USE AT ANY ANNUAL OR SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION.  WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO STOCKHOLDERS OF IGO, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

CHARLES R. MOLLO
JEFFERY R. HARRIS
SCOTTSDALE, ARIZONA

March 9, 2009

iGo, Inc. Board of directors:

Peter Ax	Larry Carr
Phoenix Capital Management, LLC	2619 Hemingway Drive
5685 N. Scottsdale Road – Suite 100	Arlington, TX 76006
Scottsdale Arizona 85250	wrbucks@aol.com
pax@phxcapital.com

Mike Heil	Mike Larson
iGo, Inc.	51 W. Bracebridge Circle
17800 N. Perimeter Drive	The Woodlands, TX 77382
Scottsdale, Arizona 85255	mjl55@comcast.net
mheil@igo.com

Gentlemen:

As major stockholders of the company, we want to express our extreme dissatisfaction with the ongoing management of iGo, Inc. Over the last several weeks we have had informal conversations with a number of other stockholders, and they uniformly are in agreement with us.  In our opinion, the following inactions and failures have caused the company’s stock price to plummet, and have caused the strategic position of the company to deteriorate substantially.

1.             Lack of a growth strategy:     Your strategy has been to cut expenses to drive profitability, rather than grow sales and margins. However, given your overhead structure, expense cuts will actually stifle growth and ensure a lack of future profitability and cash flow.  This is a natural result as your current sales and margin levels are insufficient to achieve any significant and sustained profitability, and modest success in adding incremental distribution channels will not materially impact your bottom line and shareholder value. Furthermore, since Mike Heil became CEO on July 1, 2007, you have not signed up one new major OEM or one major strategic distribution partner – thus continuing dependence on a few key partnerships that have been in place for years. In our opinion and the opinion of others we have talked to, this is a recipe for disaster. Given your trajectory for a 17.6-23.3% decline in revenues next quarter, the current strategy will immediately begin to burn significant cash, thus diminishing stockholder value further since there is no established path for significant growth in the future.

2.             Lack of Innovation:                You have not introduced a single material innovative new product since Mike Heil became CEO over a year and one half ago. The “updated” versions of laptop adapters that are now on the market are completely lacking in any true innovation and also in the attractive industrial design that has always been synonymous with the iGo brand. Furthermore, the new adapters that were touted at CES in January 2009 don’t even include the company’s remote programming technology. Thus your new products are essentially a commodity item, will look like many Asian power adapters, and you will have no competitive advantage. As a matter of fact, you will have a material competitive disadvantage because you have a much higher product cost structure since you purchase your products from Asian suppliers.

Finally, your latest strategy to reduce expenses even more through further personnel and program cutbacks will undoubtedly further adversely impact the development and release of new products and any future growth prospects for the company. And all to save $1.4 million over the next 12 months, or a mere $1 million net of restructuring cost.

3.             Lack of Stockholder Value Creation Initiatives:    You have about $30 million in cash, but have not initiated any strategic move to utilize this cash. We believe the lack of a stock buyback plan at the current stock level reflects a lack of confidence and a lack of sensitivity to creating value for your stockholders. Furthermore, since Mike Heil became CEO on July 1, 2007 and the current board subsequently took over the company, the iGo stock price has declined from $3.91 to $.59/share as of March 5, 2009, reflecting a lack of investor confidence as well. This is further highlighted by the fact we are trading at about 48% of book value and about 61% of cash value, reflecting a strong lack of investor confidence.

4.             Excess management compensation:                          While management has not grown the company or created stockholder value, your CEO has been paid excessively with (a) a base salary of $ 400,000 per year; (b) a substantial bonus of 70% of base salary (most of which has been paid in spite of a lack of performance or development of a significant growth strategy); and (c) a grant of 1 million shares of stock (half of which was converted from performance vesting to time vesting). Given past performance and the company’s current situation and guidance, this is unconscionably excessive. If your strategy is to reduce expenses by reducing valuable staff, you should immediately materially reduce your CEO’s compensation as well.

PROPOSED PLAN

In view of this dire situation, we believe the current board and management need to be restructured as promptly as possible and a new strategic plan of action needs to be implemented immediately. As illustrated by the current situation described above, the current Board Chairman and Chief Executive Officer have generally not shown the leadership required nor demonstrated that they have the industry knowledge, contacts, relationships, and M & A experience within this industry to be effective. We thus demand that the current Chairman of the Board and the current Chief Executive Officer resign their respective positions as directors and officers of the Company immediately, and that the following directors be elected:

Individual*	Position

Charles R. Mollo	Board Member
Chairman of the Board

Bruce Hawver**	Board Member

Jeff Harris	Board Member

*              Biographies are attached.

**           Mr. Hawver’s commitment to serve on the board is subject to the approval of his board of directors.

In addition, once the new directors are elected, we propose to move quickly to elect a new Chief Executive Officer and President, who would also serve on the board.    This person would be selected from an already defined short list of very qualified candidates familiar with both the market and the company

We believe the reconstituted board will possess the extensive specific knowledge of, and relationships in, this industry, as well as extensive related M & A, product and strategy experience and capability necessary to move the Company forward.

With the reconstituted Board and new CEO in place, we should immediately and aggressively adopt the following strategy and plan:

1.                                       A share buy back program using a portion of the company’s cash, subject to certain limits and stock ranges to be established by the new board (as described above) after an appropriate analysis.

2.                                       Subject to their acceptance, immediately engage Needham and Company – who is very familiar with the company and the industry parties - to explore the company’s strategic alternatives – including potential sale, merger, privatization, and other possibilities for all or segments of the company. At this time, we believe the greatest stockholder value may be realized by breaking up the company into its components, such as the iGo brand, the low-power business, the high-power business, and miscellaneous assets. We believe this is true as there are natural strategic partners for certain segments of the company that could leverage their existing infrastructure and distribution, and possibly the company’s tax loss carry forward, in those respective areas. However, the value to many of these prospective parties is based only on the portion of iGo that they can leverage, and thus they may not be willing to pay much for the other business segments. For example, one party might be interested in high power computer products because they have a computer accessory business, while another may be interested in utilizing the iGo brand to expand their power and accessory products for their wireless telecommunications business.

This strategy needs to be pursued in an orderly fashion and thus realistically will take 9 to 12 months, or potentially longer given the current environment, to implement.

3.                                       Subject to appropriate analysis, immediately reassess the company’s product development plans and strategy, and resource and initiate a more innovative and expansive strategy. While this will require some modest additional investment, it will greatly enhance stockholder value, as it will provide the basis for a future growth strategy.

4.                                       Review and restructure CEO compensation in a manner that is based more on shareholder value creation performance criteria.

To implement this plan, we demand that you immediately take one of the following courses of action:

1.                                                                                       Have the Chairman of the Board and Chief Executive Officer resign their respective positions immediately and have the remaining board elect the above directors; or

2.                                                                                       Call a special stockholder meeting (which can serve as the annual meeting) immediately, to be scheduled as soon as practicable under applicable law and the bylaws of the company, for the purpose of voting on the proposed new director slate and current director removals.

We believe timing is of the essence, as the company is on a path that will result in burning through our cash and destroying our remaining stockholder value. Thus we again demand that you immediately take one of the above described two actions.   We believe it is incumbent upon you to at least put these recommendations up for vote with the company’s stockholders at the upcoming annual meeting or a special meeting as needed .  It is our firm belief that a solid majority of our stockholders will support and vote for this plan.

We further demand that the company not take any material actions until the stockholder meeting, including; (a) implementing any severance or compensation arrangements; (b) execution of any exclusivity arrangements, or any other material contract with any distributors or other parties related to the company’s products; (c) dropping or initiating any lawsuits; (d) acquisition or merger with any other company; or (e) any other material action.

We would welcome the opportunity to meet with you in person to discuss these matters further, should you so desire.  We look forward to hearing from you.

Thank you.

Very truly yours,

/s/ Charles R. Mollo

Charles R. Mollo
Stockholder

/s/ Jeffery Harris

Jeffery R. Harris
Stockholder

Cc:	Mark A. Morton, esq.
Potter Anderson & Corroon LLP
Hercules Plaza
1313 North Market Street, 6th Floor
Wilmington, DE 19801

Brad L. Whitlock, esq.
Scheef & Stone, L.L.P.
500 N. Akard, Suite 2700
Dallas, TX 75201

BIOGRAPHIES

Charles R. Mollo is currently the President and Chief Executive officer of Beamz Interactive, Inc., an interactive music start up company based in Scottsdale Arizona. He was previously one of the founders and was Chief Executive Officer and Chairman of the Board of Directors of iGo, Inc. until June, 2007, when he retired from that position. He held that position since iGo, Inc.’s formation in May 1995, and was President since July 1999, having previously served as President between March 1997 and June 1998. From September 1992 to May 1995, Mr. Mollo was the director of the Wireless Telephone Products Division of Andrew Corporation, a communications equipment services and systems company. From September 1986 to July 1992, Mr. Mollo was the Vice President of Corporate Development of Alliance Telecommunications Corporation, a wireless telecommunications company. Between 1980 and 1986, Mr. Mollo was a Vice President of Meadows Resources, Inc., where he managed a venture capital and investment portfolio of approximately $150 million. In the past, he has served on the boards of a number of companies, including Alliance Telecommunications Corporation.

Mr. Mollo holds a bachelor’s degree in Electrical Engineering from Manhattan College, a master’s degree in Electrical Engineering from Newark College of Engineering, and an MBA from the University of New Mexico.

Bruce Hawver is currently the CEO of SteelSeries, a global leader in the E-Sport community and manufacturer of award-winning PC and console gaming accessories, and has held this position since August 2007.  With more than nine years of experience in advising and leading rapid growth businesses, Hawver has spent the last five years in the mobile phone and gaming accessory space.  Previously Hawver served as VP and GM of Motorola’s global mobile devices accessory group and led his team from $190M to over $1.2B in revenue in less than three years. During his tenure at Motorola he was responsible for establishing a strategic partnership with iGo, Inc, and was a strong supporter of the iGo technology and opportunity. Before joining Motorola, Hawver held a position as senior engagement manager at the consulting firm McKinsey and Company, working on growth strategies, channel development, and operational improvement across several industries.

Mr. Hawver has an MBA from J.L. Kellogg Graduate School of Management where he graduated Cum Laude in June 1998, and has a bachelor of science in Finance where he graduated cum laude in June 1991.

Jeffrey R. Harris was previously a director of iGo, Inc. from September 1995 and was Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee until his retirement from such positions in May of 2008.  He also previously served on the Board for the Border Trade Alliance from 2001 to 2003 and as a Member of the Executive Committee of the Board from 2002 to 2003. Mr. Harris is a Business Facilitation Consultant, having retired in 2002 from Public Service Company of New Mexico, a public utility company, where he worked since 1972.  In his most recent position with PNM as Director, International Business Development, Mr. Harris created, staffed and managed for seven years an international business development department to pursue energy opportunities in Mexico and Central America. His other accomplishments included the conception, design and negotiation with involved stakeholders of a revised regulatory framework for the Corporation to resolve issues of excess electric generating capacity; and negotiating a settlement involving hundreds of millions of dollars in connection with a regulatory audit concerning cost of nuclear assets.  Mr. Harris is also President of New Vistas Investment Corporation, a real estate development and management company with assets in excess of $13 million, and President of Homes By New Vistas, a custom home builder.

Mr. Harris holds a Bachelor’s degree in Electrical Engineering from Iowa State University and is a registered Professional Engineer in the State of New Mexico

EXHIBIT 1

E-mail Correspondence Sent to Stockholders:

The attached press release is being provided for your information. At your discretion, I encourage you to please let the company’s board of directors know if you are dissatisfied with the current management and state of the company.

Please do not respond to me regarding this email.

THIS CORRESPONDENCE AND ACCOMPANYING PRESS RELEASE ARE NOT A SOLICITATION OF OR REQUEST FOR PROXIES.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO ANY SOLICITATION OF PROXIES BY MR. MOLLO AND MR. HARRIS FROM THE STOCKHOLDERS FOR USE AT ANY ANNUAL OR SPECIAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION.  WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO STOCKHOLDERS OF IGO, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Thanks!